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CONTACT:  Tom Marder                                      Nick Hill
          (301) 380-2553                                  (301) 380-7484
          thomas.marder@marriott.com                      nick.hill@marriott.com


MARRIOTT INTERNATIONAL AND ROCKLEDGE HOTEL PROPERTIES EXTEND TENDER OFFER AND CONSENT SOLICITATION PERIODS FOR COURTYARD BY MARRIOTT AND COURTYARD BY MARRIOTT II LIMITED PARTNERSHIPS.

WASHINGTON, D.C. - September 18, 2000 - Marriott International, Inc. (NYSE:MAR) and Rockledge Hotel Properties, Inc. announced today that CBM I Holdings LLC and CBM II Holdings LLC, wholly owned subsidiaries of a joint venture between Marriott International and Rockledge Hotel Properties, are each extending their respective offers to acquire all outstanding units of limited partnership interest of Courtyard by Marriott Limited Partnership ("Courtyard I") and Courtyard by Marriott II Limited Partnership ("Courtyard II") to 12:00 midnight, New York City time, on Friday, September 22, 2000. The solicitation period during which holders of Courtyard I and Courtyard II units may submit consent forms regarding the mergers and the amendments to the partnership agreements for Courtyard I and Courtyard II described in the Purchase Offers and Consent Solicitations dated August 7, 2000 was also extended to 12:00 midnight, New York City time, on Friday, September 22, 2000. The offer and consent solicitation periods were previously scheduled to expire at 12:00 midnight, New York City time, on Friday, September 15, 2000.

According to Gemisys Corporation, the Claims Administrator for the tender offers and consent solicitations, as of 12:00 midnight, New York City time, on Friday, September 15, (i) approximately 454 Courtyard I units had voted in favor of the Courtyard I merger, approximately 400 units had voted against, 29 units had abstained, and 267 had not yet voted, and (ii) approximately 1187 Courtyard II units had voted in favor of the Courtyard II merger, approximately 21 units had voted against, 29 units had abstained, and 233 had not yet voted. At that time, approximately 413 Courtyard I units and approximately 1048 Courtyard II units had been tendered and not withdrawn pursuant to the tender offer,
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representing approximately 36% of the outstanding Courtyard I units and approximately 71% of the Courtyard II units.

As a consequence of the extension of the expiration date, holders of Courtyard I and Courtyard II units may tender or withdraw units and submit or revoke consent forms regarding the respective mergers and the amendments to the partnership agreements, until 12:00 midnight, New York City time, on Friday, September 22, 2000, unless the offer and consent solicitation periods are further extended.

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MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading worldwide hospitality company with over 2,000 operating units in the United States and 57 other countries and territories. Marriott Lodging operates and franchises hotels under the Marriott, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Ramada International brand names; develops and operates vacation ownership resorts under the Marriott, Ritz-Carlton and Horizons brands; operates Marriott Executive Apartments; provides furnished corporate housing through its ExecuStay by Marriott division; and operates conference centers. Other Marriott businesses include senior living communities and services, wholesale food distribution, procurement services, and The Ritz-Carlton Hotel Company LLC. The company is headquartered in Washington, D.C., and has approximately 149,000 employees. In fiscal year 1999, Marriott International reported systemwide sales of $17.7 billion. For more information or reservations, please visit Marriott International's website at www.marriott.com.
                                                               ----------------

ROCKLEDGE HOTEL PROPERTIES INC is a Delaware corporation formed in connection with Host Marriott Corporation's (NYSE: HMT) reorganization of its business operations to qualify as a "real estate investment trust," or REIT, for federal income tax purposes. Host Marriott Corporation is a lodging real estate company which currently owns or holds controlling interests in 122 upscale and luxury hotel properties primarily operated under premium brands such as Marriott, Ritz-Carlton, Hyatt, Four Seasons, Hilton and Swissotel. Rockledge Hotel Properties and Host Marriott Corporation have their principal offices at 10400 Fernwood Road, Bethesda, Maryland 20817. For further information, please visit Host Marriott Corporation's website at www.hostmarriott.com.
                                  --------------------

COURTYARD BY MARRIOTT LIMITED PARTNERSHIP is a Delaware limited partnership formed in 1986 which owns 50 Courtyard by Marriott hotels located throughout the United States which are managed by a subsidiary of Marriott International, Inc.

COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP is a Delaware limited partnership formed in 1987 which owns 70 Courtyard by Marriott hotels located throughout the United States which are managed by a subsidiary of Marriott International, Inc.#
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